Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2014, with respect to the financial statements of Alpha Shale Resources, LP included in the Registration Statement (Form S-4) and related Prospectus of Rice Energy Inc. dated December 2, 2014.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

December 2, 2014